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Exhibit 23.1

The Board of Directors
KEMET Corporation:

        We consent to the incorporation by reference in the registration statements (No. 333-107411, 333-92963, 33-98912 and 333-140943) on Form S-3; and (333-123308, 33-96226 and 333-67849) on Form S-8, of KEMET Corporation of our reports dated June 13, 2008, with respect to the Consolidated Balance Sheets of KEMET Corporation and subsidiaries as of March 31, 2008 and 2007 and the related Consolidated Statements of Operations, Stockholders' Equity and Comprehensive Income (Loss), and Cash Flows for each of the years in the three-year period ended March 31, 2008 and the effectiveness of internal control over financial reporting as of March 31, 2008, as included in the annual report on Form 10-K for the fiscal year ended March 31, 2008.

        Our report dated June 13, 2008 with respect to the consolidated balance sheets of KEMET Corporation and subsidiaries as of March 31, 2008 and 2007 and the related Consolidated Statements of Operations, Stockholders' Equity and Comprehensive Income (Loss), and Cash Flows for each of the years in the three-year period ended March 31, 2008 refers to other auditors. We did not audit the consolidated financial statements of Arcotronics Italia S.p.A and subsidiaries (Arcotronics Group), a wholly-owned subsidiary, which financial statements reflect total assets constituting approximately 28 percent and total net sales constituting approximately 10 percent in 2008, respectively, of the related consolidated totals. Those financial statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Arcotronics Group, is based solely on the report of the other auditors.

        As discussed in Notes 1 and 6 to the consolidated financial statements, effective April 1, 2006, the Company adopted the fair value method of accounting for stock-based compensation as required by Statement of Financial Accounting Standards No. 123(R), Share-Based Payment.

        As discussed in Note 4 to the consolidated financial statements, the Company adopted the recognition and disclosure provisions of Statement of Financial Accounting Standards No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, as of March 31, 2007.

        As discussed in Notes 1 and 5 to the consolidated financial statements, the Company adopted the provisions of FASB Interpretation No. 48, Accounting for Income Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109, as of April 1, 2007.

        Our report on the effectiveness of internal control over financial reporting as of March 31, 2008, dated June 13, 2008 expresses our opinion that KEMET Corporation did not maintain effective internal control over financial reporting as of March 31, 2008 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that there was a material weakness in KEMET Corporation's internal control over financial reporting related to policies ensuring the involvement of personnel with sufficient US GAAP expertise at foreign subsidiaries.

/s/ KPMG LLP KPMG LLP
Greenville, South Carolina June 16, 2008

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  Exhibit 23.1